EXHIBIT 4

                                [KGL LETTERHEAD]

September 11, 2002

Ms. Heather Baker
Vitalstate, Inc.
2191 Hampton Avenue
Montreal, Quebec H4A 2K5

          RE:     RETAINER AGREEMENT

Dear Ms. Baker:

     Please accept this letter as confirmation that Vitalstate, Inc. (the "Company"), has agreed to modify the retainer agreement dated August 1, 2002 (the "Retainer") between the Company and Kaplan Gottbetter & Levenson, LLP. ("KGL"), effective September 11, 2002. The modification, which we understand was approved by the Company's Board of Directors, is for the Company to pay part of its outstanding bill for legal services with shares of the Company's common stock, $.000333 par value.

     We understand that part of the outstanding bill will be satisfied by the issuance of 150,000 shares valued at approximately $75,000. The board of directors has approved the filing of a registration on Form S-8 for these 150,000 shares. The legal services for which these shares are being registered and subsequently issued to Adam S. Gottbetter a partner in KGL, did not include any services in connection with the offer or sale of securities in a capital raising transaction, and did not directly or indirectly promote or maintain a market for the Company's securities.

     Please note that this letter may be filed as an exhibit to the Form S-8.
In order to effectuate the modification of the Retainer, please sign this letter and return it to my office. If you have any questions, please call me.

Sincerely,

KAPLAN GOTTBETTER & LEVENSON, LLP

/s/ KAPLAN GOTTBETTER & LEVENSON, LLP
-------------------------------------


ACCEPTED AND AGREED:

VITALSTATE, INC.

By:  /s/ Heather Baker
     -----------------
     Name: Heather Baker
     Title:   President

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